Exhibit 99.1

TransEnterix, Inc. Announces Exercise of Over-Allotment Option

RESEARCH TRIANGLE PARK, N.C., May 5, 2014 (BUSINESS WIRE) – TransEnterix, Inc. (NYSE MKT:TRXC), a medical device company that is pioneering the use of flexible instruments and robotics to improve minimally invasive surgery, today announced that that the underwriters of its previously announced public offering of common stock partially exercised the over-allotment option granted at the time of the public offering and have purchased 1,610,000 shares of common stock at the public offering price of $4.00 per share, less underwriting discounts and commissions.

Net proceeds from the original sale of 12.5 million shares on April 21, 2014, and the exercise of the overallotment option on May 5, 2014, after deducting underwriting discounts and commissions and other estimated offering expenses, are expected to be approximately $52.2 million.

As previously announced, net proceeds from this offering will be used for research and development, sales and marketing, and commercialization related to its SurgiBotTM system, working capital and other general corporate purposes.

Stifel and RBC Capital Markets acted as the joint book-running managers and Ladenburg Thalmann & Co. and Raymond James acted as co-managers for the offering.

This offering was made pursuant to a preliminary prospectus supplement and accompanying prospectus dated April 2, 2014, filed as part of TransEnterix’s effective $100 million shelf registration statement. Copies of the preliminary prospectus supplement and accompanying prospectus relating to these securities may be obtained by contacting Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, California 94104, by calling (415) 364-2720 or by emailing SyndicateOps@stifel.com, or RBC Capital Markets, LLC, Attention: Equity Syndicate, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, New York 10281 by calling (877) 822-4089 or by faxing (212) 428-6260.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About TransEnterix

TransEnterix is a medical device company that is pioneering the use of flexible instruments and robotics to improve minimally invasive surgery. The Company is focused on the development and commercialization of SurgiBot™, a minimally invasive surgical robotic system that allows the surgeon to be patient-side within the sterile field. For more information, visit the company’s website at www.transenterix.com.

Forward Looking Statements

This press release includes statements relating to the offering of our common stock. These statements and other statements regarding our future plans and goals constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations and include our expectations regarding the offering and use of proceeds. For a discussion of the most significant risks and uncertainties associated with TransEnterix’s business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent SEC reports. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

Investor Contact:

Westwicke Partners

Mark Klausner, 443-213-0501

transenterix@westwicke.com